Exhibit 99.1

News Release

FIS Reports Strong First Quarter 2024 Results and Increases Full-Year Adjusted EPS Outlook

•First quarter GAAP Diluted Earnings (Loss) Per Share for continuing operations of $0.03 and Adjusted EPS of $1.10
•Including discontinued operations, first quarter GAAP Diluted Earnings (Loss) Per Share of $1.25 and Adjusted EPS of $1.33
•Continuing operations revenue increased 3% on a GAAP basis and 3% on an adjusted basis to $2.5 billion
•Continuing operations adjusted EBITDA margin expanded 200 basis points (bps) to 39.5%
•Announces $500 million increase to 2024 share repurchase goal; targeting $4.0 billion of repurchases for the year
•Reaffirms full-year revenue and adjusted EBITDA outlook and raises full-year adjusted EPS outlook by $0.22
•The Company will host an Investor Day on May 7, 2024
JACKSONVILLE, Fla., May 6, 2024 - FIS® (NYSE:FIS), a global leader in financial technology, today reported its first quarter 2024 results.

“We are off to a very strong start in 2024. This marks the fifth straight quarter of exceeding our financial outlook, and we are pleased with the continued new sales momentum we are seeing across the business,” said FIS CEO and President Stephanie Ferris. “We are confident in our ability to deliver on our full-year outlook, as the Future Forward strategy we put in place last year is delivering improved operational and financial outcomes. We look forward to updating you on FIS’ corporate strategy and medium-term financial targets at tomorrow’s Investor Day.”

Financial Reporting Considerations for Completed Worldpay Sale
On July 6, 2023, the Company announced an acceleration of its previously announced separation plan to create two highly focused global companies with greater strategic flexibility. FIS signed a definitive agreement to sell a 55% stake in its Worldpay Merchant Solutions business to private equity funds managed by GTCR (the "Worldpay Sale"). The Worldpay Sale was completed on January 31, 2024.

Unless otherwise noted, all results are presented on a continuing operations basis and exclude the results of the Worldpay Merchant Solutions business that was classified as discontinued operations as of the third quarter of 2023.

Following the close of the Worldpay Sale on January 31, 2024, FIS retains a non-controlling 45% ownership interest in a new standalone joint venture, Worldpay Holdco, LLC ("Worldpay"), and records its proportionate share of Worldpay's earnings (loss) in the "Equity method investment earnings (loss), net of tax" (EMI) line of the income statement, which for the first quarter of 2024 consists of the two-month period from February 1 to March 31, 2024.

Capital Allocation Update
The Company remains committed to shareholder returns and is increasing its goal to repurchase approximately $4.0 billion of shares in 2024, up from the previous goal of at least $3.5 billion. The Company repurchased $1.4 billion of shares in the first quarter. Additionally, the Company continues to target a dividend payout ratio of 35% of adjusted net earnings, excluding EMI.

Investor Day
FIS will sponsor a live webcast of its Investor Day with the investment community beginning at 8:30 a.m. (EDT) on Tuesday, May 7, 2024. At the conference, FIS' executive leadership team will be providing an update to the company’s corporate strategy and a medium-term financial outlook. To access the webcast, go to the Investor Relations section of FIS’ homepage, www.fisglobal.com. A replay will be available after the conclusion of the live webcast.

First Quarter 2024 Financial Results
On a GAAP basis, excluding $403 million of revenue classified as discontinued operations, revenue increased 3% as compared to the prior-year period to approximately $2.5 billion. GAAP net earnings (loss) attributable to common stockholders for continuing operations were $17 million or $0.03 per diluted share. Including discontinued operations, GAAP net earnings (loss) attributable to common stockholders were $724 million or $1.25 per diluted share.

On an adjusted basis, revenue increased 3% as compared to the prior-year period driven by 5% adjusted recurring revenue growth, offset by a 10% decline in professional services adjusted revenue. Adjusted EBITDA margin expanded by 200 basis points (bps) over the prior-year period to 39.5% primarily driven by cost saving initiatives. Adjusted net earnings for continuing operations were approximately $635 million, and adjusted EPS increased by 53% as compared to the prior-year period to $1.10 per diluted share. Including discontinued operations, adjusted net earnings were approximately $768 million and adjusted EPS increased 3% as compared to the prior-year period to $1.33 per diluted share reflecting one month of discontinued operations contribution in the first quarter of 2024 as compared to three months in the prior year.

($ millions, except per share data, unaudited)	Three Months Ended March 31,
			%	Adjusted
Continuing Operations	2024	2023	Change	Growth
Banking Solutions Revenue	1,684	1,646	2%	2%
Capital Market Solutions Revenue	706	663	7%	6%
Operating Segment Total Revenue	$2,390	$2,309	4%	3%
Corporate and Other Revenue	77	88	(12)%	-
Consolidated FIS Revenue	$2,467	$2,397	3%	-
Adjusted EBITDA	$975	$900	8%
Adjusted EBITDA Margin	39.5%	37.5%	200 bps
Net Earnings (Loss) (GAAP)	$17	$96	*
Diluted Earnings (Loss) Per Common Share (GAAP)	$0.03	$0.16	*
Adjusted Net Earnings	$635	$426	49%
Adjusted EPS	$1.10	$0.72	53%

($ millions, except per share data, unaudited)	Three Months Ended March 31,
			%	Adjusted
Total FIS (Including Discontinued Operations)	2024	2023	Change	Growth
Net Earnings (Loss) (GAAP)	$724	$140	*
Diluted Earnings (Loss) Per Common Share (GAAP)	$1.25	$0.24	*
Adjusted Net Earnings	$768	$767	0%
Adjusted EPS	$1.33	$1.29	3%

*Indicates comparison not meaningful

Segment Information
• Banking Solutions:
First quarter revenue increased 2% on a GAAP basis and 2% on an adjusted basis as compared to the prior-year period to $1.7 billion, including adjusted recurring revenue growth of 4%. Adjusted EBITDA margin expanded by 350 basis points as compared to the prior-year period to 44.3% primarily driven by cost saving initiatives and a favorable revenue mix compared to the prior year, including an increase in high-margin license revenue.

•Capital Market Solutions:
First quarter revenue increased by 7% on a GAAP basis and 6% on an adjusted basis as compared to the prior-year period to $706 million reflecting adjusted recurring revenue growth of 9%. Adjusted EBITDA margin contracted by 80 basis points over the prior-year period to 47.4% primarily due to revenue mix.

•Corporate and Other:
First quarter revenue decreased by 12% as compared to the prior-year period to $77 million. Adjusted EBITDA loss was $105 million, including $117 million of corporate expenses.

Discontinued Operations (Worldpay Merchant Solutions)
For the month of January, discontinued operations revenue was $403 million. Adjusted EBITDA was $187 million, and Adjusted EBITDA margin was 46.4%. Having completed the Worldpay Sale on January 31, 2024, year-over-year growth comparisons are not meaningful.

Balance Sheet and Cash Flows
As of March 31, 2024, debt outstanding totaled $11.2 billion. First quarter net cash provided by operating activities for continuing operations was $206 million, and free cash flow for continuing operations was approximately $95 million. Free cash flow in the quarter was negatively impacted by approximately $195 million of transitory impacts. In the quarter, the Company returned $1.6 billion of capital to shareholders through $1.4 billion of share repurchases and $209 million of dividends paid.

Second Quarter and Full-Year 2024 Outlook
The Company is introducing its second quarter outlook and, for the full-year, is reaffirming its outlook for revenue and adjusted EBITDA and is increasing its outlook for adjusted EPS by $0.22 compared to the prior outlook. The adjusted EPS outlook reflects 11 months of EMI contribution for the full-year.

Following the close of the Worldpay Sale on January 31, 2024, FIS retains a non-controlling 45% ownership interest in a new standalone joint venture, Worldpay Holdco, LLC ("Worldpay"), and records its proportionate share of Worldpay's earnings (loss) in the EMI line of the income statement, which for the first quarter of 2024 consists of the two-month period from February 1 to March 31, 2024.

($ millions, except share data)	2Q 2024	FY 2024
Revenue	$2,465 - $2,490	$10,100 - $10,150
Adjusted EBITDA (Non-GAAP)[1]	$980 - $995	$4,100 - $4,140
Adjusted EPS (Non-GAAP)[1]	$1.21 - $1.25	$4.88 - $4.98

1The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. The Company is unable to address the probable significance of the unavailable information.

Webcast
FIS will host a recorded webcast of its earnings conference call with the investment community beginning at 4:30 p.m. (EDT) on Monday, May 6, 2024. To access the webcast, go to the Investor Relations section of FIS’ homepage, www.fisglobal.com. A replay will be available after the conclusion of the live webcast.

About FIS
FIS is a financial technology company providing solutions to financial institutions, businesses and developers. We unlock financial technology that underpins the world’s financial system. Our people are dedicated to advancing the way the world pays, banks and invests, by helping our client’s confidently run, grow and protect their businesses. Our expertise comes from decades of experience helping financial institutions and businesses adapt to meet the needs of their customers by harnessing the power that comes when reliability meets innovation in financial technology. Headquartered in Jacksonville, Florida, FIS is a member of the Fortune 500® and the Standard & Poor’s 500® Index. To learn more, visit www.FISglobal.com. Follow FIS on Facebook, LinkedIn and X (@FISglobal).

FIS Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.

These non-GAAP measures include constant currency revenue, adjusted revenue growth, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings, adjusted EPS, and free cash flow. These non-GAAP measures may be used in this release and/or in the attached supplemental financial information.

We believe these non-GAAP measures help investors better understand the underlying fundamentals of our business. As further described below, the non-GAAP revenue and earnings measures presented eliminate items management believes are not indicative of FIS’ operating performance. The constant currency revenue and adjusted revenue growth measures adjust for the effects of exchange rate fluctuations and exclude discontinued operations, while adjusted revenue growth also excludes revenue from Corporate and Other, giving investors further insight into our performance. Finally, free cash flow provides further information about the ability of our business to generate cash. For these reasons, management also uses these non-GAAP measures in its assessment and management of FIS’ performance.

Constant currency revenue represents reported segment revenue excluding the impact of fluctuations in foreign currency exchange rates in the current period.

Adjusted revenue growth reflects the percentage change in constant currency revenue for the current period as compared to the prior period. When referring to adjusted revenue growth, revenue from our Corporate and Other segment is excluded.

Adjusted EBITDA reflects net earnings (loss) before interest, other income (expense), taxes, equity method investment earnings (loss), and depreciation and amortization, and excludes certain costs and other transactions that management deems non-operational in nature, or that otherwise improve the comparability of operating results across reporting periods by their exclusion. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, adjusted EBITDA, as it relates to our segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K.

Adjusted EBITDA margin reflects adjusted EBITDA, as defined above, divided by revenue.

Adjusted net earnings excludes the impact of certain costs and other transactions which management deems non-operational in nature or that otherwise improve the comparability of operating results across reporting periods by their exclusion. These include, among others, the impact of acquisition-related purchase accounting amortization which is recurring. For purposes of calculating Adjusted net earnings, our equity method investment earnings (loss) (EMI) from Worldpay is also adjusted to exclude certain costs and other transactions in a similar manner.

Adjusted EPS reflects adjusted net earnings, as defined above, divided by weighted average diluted shares outstanding.

Free cash flow reflects net cash provided by operating activities, adjusted for the net change in settlement assets and obligations and excluding certain transactions that are closely associated with non-operating activities or are otherwise non-operational in nature and not indicative of future operating cash flows, less capital expenditures. Free cash flow does not represent our residual cash flow available for discretionary expenditures since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Free cash flow as presented in this earnings release excludes cash flow from discontinued operations, which our management will not be able to freely access following the Worldpay separation.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Further, FIS’ non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures, including footnotes describing the adjustments, are provided in the attached schedules and in the Investor Relations section of the FIS website, www.fisglobal.com.

Forward-Looking Statements
This earnings release and today’s webcast contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, as well as other statements about our expectations, beliefs, intentions, or strategies regarding the future, or other characterizations of future events or circumstances, are forward-looking statements. Forward-looking statements include statements about anticipated financial outcomes, including any earnings outlook or projections, projected revenue or expense synergies or dis-synergies, business and market conditions, outlook, foreign currency exchange rates, deleveraging plans, expected dividends and share repurchases of the Company, the Company’s sales pipeline and anticipated profitability and growth, plans, strategies and objectives for future operations, strategic value creation, risk profile and investment strategies, any statements regarding future economic conditions or performance and any statements with respect to the future impacts of the Worldpay Sale or any agreements or arrangements entered into in connection with such transaction, the expected financial and operational results of the Company, and expectations regarding the Company’s business or organization after the separation of the Worldpay Merchant Solutions business. These statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions, and include statements reflecting future results, statements of outlook and various accruals and estimates. These statements relate to future events and our future results and involve a number of risks and uncertainties. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management.

Actual results, performance or achievement could differ materially from these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include the following, without limitation:

•changes in general economic, business and political conditions, including those resulting from COVID-19 or other pandemics, a recession, intensified or expanded international hostilities, acts of terrorism, increased rates of inflation or interest, changes in either or both the United States and international lending, capital and financial markets or currency fluctuations;
•the risk that acquired businesses will not be integrated successfully or that the integration will be more costly or more time-consuming and complex than anticipated;
•the risk that cost savings and synergies anticipated to be realized from acquisitions may not be fully realized or may take longer to realize than expected or that costs may be greater than anticipated;

•the risks of doing business internationally;
•the effect of legislative initiatives or proposals, statutory changes, governmental or applicable regulations and/or changes in industry requirements, including privacy and cybersecurity laws and regulations;
•the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;
•changes in the growth rates of the markets for our solutions;
•the amount, declaration and payment of future dividends is at the discretion of our Board of Directors and depends on, among other things, our investment opportunities, results of operations, financial condition, cash requirements, future prospects, and other factors that may be considered relevant by our Board of Directors, including legal and contractual restrictions;
•the amount and timing of any future share repurchases is subject to, among other things, our share price, our other investment opportunities and cash requirements, our results of operations and financial condition, our future prospects and other factors that may be considered relevant by our Board of Directors and management;
•failures to adapt our solutions to changes in technology or in the marketplace;
•internal or external security or privacy breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;
•the risk that implementation of software, including software updates, for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;
•the risk that partners and third parties may fail to satisfy their legal obligations to us;
•risks associated with managing pension cost, cybersecurity issues, IT outages and data privacy;
•the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;
•risks associated with the expected benefits and costs of the separation of the Worldpay Merchant Solutions business, including the risk that the expected benefits of the transaction or any contingent purchase price will not be realized within the expected timeframe, in full or at all, or that dis-synergies may be greater than anticipated;
•the risk that the costs of restructuring transactions and other costs incurred in connection with the separation of the Worldpay business will exceed our estimates or otherwise adversely affect our business or operations;
•the impact of the separation of Worldpay on our businesses, including the impact on relationships with customers, governmental authorities, suppliers, employees and other business counterparties;
•the risk that the earnings from our minority stake in the Worldpay business will be less than we anticipate;
•competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;
•the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;
•an operational or natural disaster at one of our major operations centers;
•failure to comply with applicable requirements of payment networks or changes in those requirements;
•fraud by bad actors; and
•other risks detailed elsewhere in the “Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in our other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information

Ellyn Raftery, 904.438.6083	George Mihalos, 904.438.6438
Chief Marketing & Communications Officer	Senior Vice President
FIS Global Marketing & Corporate Communications	FIS Investor Relations
Ellyn.Raftery@fisglobal.com	Georgios.Mihalos@fisglobal.com

Fidelity National Information Services, Inc.
Earnings Release Supplemental Financial Information
May 6, 2024

Exhibit A    Condensed Consolidated Statements of Earnings (Loss) - Unaudited for the three months ended March 31, 2024 and 2023

Exhibit B    Condensed Consolidated Balance Sheets - Unaudited as of March 31, 2024, and December 31, 2023

Exhibit C    Condensed Consolidated Statements of Cash Flows - Unaudited for the three months ended March 31, 2024 and 2023

Exhibit D    Supplemental Non-GAAP Adjusted Revenue Growth - Unaudited for the three months ended March 31, 2024 and 2023

Exhibit E    Supplemental Disaggregation of Revenue - Recast and Unaudited for the three months ended March 31, 2024 and 2023

Exhibit F    Supplemental Non-GAAP Financial Information - Recast and Unaudited for the three months ended March 31, 2024 and 2023

Exhibit G    Supplemental Non-GAAP Cash Flow Measures - Unaudited for the three months ended March 31, 2024 and 2023

Exhibit H    Supplemental GAAP to Non-GAAP Reconciliations - Unaudited for the three months ended March 31, 2024 and 2023

Exhibit I    Supplemental Financial Information of Worldpay Holdco, LLC - Unaudited for the two months ended March 31, 2024

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)— UNAUDITED
(In millions, except per share amounts)
Exhibit A

	Three months ended March 31,
	2024	2023
Revenue	$2,467	$2,397
Cost of revenue	1,552	1,569
Gross profit	915	828
Selling, general, and administrative expenses	573	517
Asset impairments	14	—
Other operating (income) expense, net - related party	(33)	—
Operating income (loss)	361	311
Other income (expense):
Interest expense, net	(77)	(142)
Other income (expense), net	(154)	(36)
Total other income (expense), net	(231)	(178)
Earnings (loss) before income taxes and equity method investment earnings (loss)	130	133
Provision (benefit) for income taxes	26	37
Equity method investment earnings (loss), net of tax	(86)	—
Net earnings (loss) from continuing operations	18	96
Earnings (loss) from discontinued operations, net of tax	707	45
Net earnings (loss)	725	141
Net (earnings) loss attributable to noncontrolling interest from continuing operations	(1)	—
Net (earnings) loss attributable to noncontrolling interest from discontinued operations	—	(1)
Net earnings (loss) attributable to FIS common stockholders	$724	$140
Net earnings (loss) attributable to FIS:
Continuing operations	$17	$96
Discontinued operations	707	44
Total	$724	$140
Basic earnings (loss) per common share attributable to FIS:
Continuing operations	$0.03	$0.16
Discontinued operations	1.23	0.07
Total	$1.26	$0.24
Diluted earnings (loss) per common share attributable to FIS:
Continuing operations	$0.03	$0.16
Discontinued operations	1.22	0.07
Total	$1.25	$0.24

Weighted average common shares outstanding:
Basic	576	592
Diluted	578	593
Amounts in table may not sum or calculate due to rounding.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In millions, except per share amounts)

		Exhibit B

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$3,329	$440
Settlement assets	585	617
Trade receivables, net	1,685	1,730
Other receivables	321	287
Receivable from related party	153	—
Prepaid expenses and other current assets	623	603
Current assets held for sale	942	10,111
Total current assets	7,638	13,788
Property and equipment, net	668	695
Goodwill	16,974	16,971
Intangible assets, net	1,682	1,823
Software, net	2,133	2,115
Equity method investment	4,131	—
Other noncurrent assets	1,521	1,528
Deferred contract costs, net	1,105	1,076
Noncurrent assets held for sale	19	17,109
Total assets	$35,871	$55,105

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$2,036	$1,859
Settlement payables	607	635
Deferred revenue	906	832
Short-term borrowings	—	4,760
Current portion of long-term debt	587	1,348
Current liabilities held for sale	894	8,884
Total current liabilities	5,030	18,318
Long-term debt, excluding current portion	10,607	12,970
Deferred income taxes	877	2,179
Other noncurrent liabilities	1,332	1,446
Noncurrent liabilities held for sale	—	1,093
Total liabilities	17,846	36,006

Equity:
FIS stockholders' equity:
Preferred stock $0.01 par value	—	—
Common stock $0.01 par value	6	6
Additional paid in capital	46,968	46,935
(Accumulated deficit) retained earnings	(22,347)	(22,864)
Accumulated other comprehensive earnings (loss)	(432)	(260)
Treasury stock, at cost	(6,174)	(4,724)
Total FIS stockholders' equity	18,021	19,093
Noncontrolling interest	4	6
Total equity	18,025	19,099
Total liabilities and equity	$35,871	$55,105

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In millions)

		Exhibit C

	Three months ended March 31,
	2024	2023
Cash flows from operating activities:
Net earnings (loss)	$725	$141
Less earnings (loss) from discontinued operations, net of tax	707	45
Net earnings (loss) from continuing operations	18	96
Adjustment to reconcile net earnings (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	428	447
Amortization of debt issuance costs	6	8
Asset impairments	14	—
Loss on extinguishment of debt	174	—
Loss (gain) on sale of businesses, investments and other	14	—
Stock-based compensation	31	13
Loss from equity method investment	86	—
Deferred income taxes	(64)	(10)
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade and other receivables	133	125
Receivable from related party	(153)	—
Settlement activity	12	4
Prepaid expenses and other assets	(116)	(163)
Deferred contract costs	(115)	(102)
Deferred revenue	45	58
Accounts payable, accrued liabilities and other liabilities	(307)	(185)
Net cash provided by operating activities from continuing operations	206	291
Cash flows from investing activities:
Additions to property and equipment	(27)	(39)
Additions to software	(175)	(154)
Settlement of net investment hedge cross-currency interest rate swaps	5	(10)
Net proceeds from sale of businesses and investments	12,795	—
Cash divested from sale of business	(3,137)	—
Acquisitions, net of cash acquired	(56)	—
Other investing activities, net	(24)	(4)
Net cash provided by (used in) investing activities	9,381	(207)
Cash flows from financing activities from continuing operations:
Borrowings	13,441	20,233
Repayment of borrowings and other financing obligations	(21,379)	(20,538)
Debt issuance costs	—	(2)
Net proceeds from stock issued under stock-based compensation plans	—	47
Treasury stock activity	(1,342)	(14)
Dividends paid	(209)	(309)
Purchase of noncontrolling interest	—	(173)
Other financing activities, net	43	(1)
Net cash provided by (used in) financing activities from continuing operations	(9,446)	(757)
Discontinued operations
Net cash provided by (used in) operating activities	(241)	341
Net cash provided by (used in) investing activities	(39)	(86)
Net cash provided by (used in) financing activities	(65)	(139)
Net cash provided by (used in) discontinued operations	(345)	116
Effect of foreign currency exchange rate changes on cash from continuing operations	(17)	9
Effect of foreign currency exchange rate changes on cash from discontinued operations	(25)	77
Net increase (decrease) in cash, cash equivalents and restricted cash	(246)	(471)
Cash, cash equivalents and restricted cash, beginning of period	4,414	4,813
Cash, cash equivalents and restricted cash, end of period	$4,168	$4,342

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ADJUSTED REVENUE GROWTH — UNAUDITED
(In millions)

					Exhibit D

	Three months ended March 31,
	2024			2023
			Constant
			Currency		Adjusted
	Revenue	FX	Revenue	Revenue	Growth (1)
Banking Solutions	$1,684	$(1)	$1,683	$1,646	2%
Capital Market Solutions	706	(3)	703	663	6%
Operating segment total	2,390	(4)	2,386	2,309	3%
Corporate and Other	77	(1)	76	88
Consolidated FIS	$2,467	$(5)	$2,462	$2,397

Amounts in table may not sum or calculate due to rounding.

(1)Adjusted growth excludes Corporate and Other.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL DISAGGREGATION OF REVENUE — RECAST AND UNAUDITED
(In millions)
Exhibit E

In the following tables, revenue is disaggregated by primary geographical market and type of revenue. The tables also include a reconciliation of the disaggregated revenue with the Company's reportable segments.

For the three months ended March 31, 2024 (in millions):

	Banking Solutions	Capital Market Solutions	Corporate and Other	Total
Primary Geographical Markets:
North America	$1,431	$445	$41	$1,917
All others	253	261	36	550
Total	$1,684	$706	$77	$2,467

Type of Revenue:
Recurring revenue:
Transaction processing and services (1)	$1,264	$371	$47	$1,682
Software maintenance	91	143	—	234
Other recurring	64	22	10	96
Total recurring	1,419	536	57	2,012

Software license	50	74	—	124
Professional services	132	96	1	229
Other non-recurring (1)	83	—	19	102
Total	$1,684	$706	$77	$2,467

For the three months ended March 31, 2023 (in millions):

	Banking Solutions	Capital Market Solutions	Corporate and Other	Total
Primary Geographical Markets:
North America	$1,420	$425	$47	$1,892
All others	226	238	41	505
Total	$1,646	$663	$88	$2,397

Type of Revenue:
Recurring revenue:
Transaction processing and services (1)	$1,225	$342	$67	$1,634
Software maintenance	90	129	—	219
Other recurring	54	19	10	83
Total recurring	1,369	490	77	1,936

Software license	12	73	—	85
Professional services	154	100	2	256
Other non-recurring (1)	111	—	9	120
Total	$1,646	$663	$88	$2,397

(1)    December 31, 2023, was the final deadline for states to complete all benefit issuance under federally funded pandemic relief programs. Accordingly, revenue associated with services the Company provided related to these programs has been classified as Other non-recurring commencing in the fourth quarter of 2023, and related prior-period amounts have been reclassified from Transaction processing and services to Other non-recurring for comparability.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION — RECAST AND UNAUDITED
(In millions)
Exhibit F

As a result of our ongoing portfolio assessments, the Company reclassified certain non-strategic operations from Banking Solutions to Corporate and Other during the fourth quarter of 2023. Revenue during the year ended December 31, 2023, from the operations reclassified during the fourth quarter of 2023 represented approximately 1% of consolidated revenue for the year ended December 31, 2023. During the quarter ended December 31, 2023, the Company also reclassified revenue associated with federally funded pandemic relief programs from recurring to non-recurring based on the publicly announced termination of benefits under these programs. The following tables recast 2023 and 2022 quarterly and full-year revenue to reflect the impact of these reclassifications.

	Fiscal year 2023
Banking Solutions Revenue	Q1	Q2	Q3	Q4	Full Year
Recurring revenue	$1,369	$1,388	$1,391	$1,423	$5,572
Professional services revenue	154	156	125	126	562
Other non-recurring revenue	123	121	213	142	599
Banking Solutions revenue	$1,646	$1,666	$1,730	$1,692	$6,733

	Fiscal year 2022
Banking Solutions Revenue	Q1	Q2	Q3	Q4	Full Year
Recurring revenue	$1,331	$1,352	$1,340	$1,330	$5,353
Professional services revenue	144	154	153	181	632
Other non-recurring revenue	150	135	172	183	639
Banking Solutions revenue	$1,625	$1,641	$1,664	$1,694	$6,624

Amounts in table may not sum or calculate due to rounding.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP CASH FLOW MEASURES — UNAUDITED
(In millions)

Exhibit G

	Three months ended March 31,
	2024	2023
Net cash provided by operating activities	$206	$291
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	103	78
Settlement activity	(12)	(4)
Adjusted cash flows from operations	297	365
Capital expenditures	(202)	(193)
Free cash flow	$95	$172

Free cash flow reflects adjusted cash flows from operations less capital expenditures (additions to property and equipment and additions to software). Free cash flow does not represent our residual cash flows available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Free cash flow as presented in this earnings release excludes cash flows from discontinued operations.

(1)Adjusted cash flows from operations and free cash flow for the three months ended March 31, 2024 and 2023, exclude cash payments for certain acquisition, integration and other costs (see Note 2 to Exhibit H), net of related tax impact. The related tax impact totaled $18 million and $14 million for the three months ended March 31, 2024 and 2023, respectively.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)
Exhibit H

	Three months ended March 31,
	2024	2023
Net earnings (loss) attributable to FIS from continuing operations	$17	$96
Provision (benefit) for income taxes	26	37
Interest expense, net	77	142
Equity method investment (earnings) loss, net of tax	86	—
Other, net	155	36

Operating income (loss), as reported	361	311
Depreciation and amortization, excluding purchase accounting amortization	263	271
Non-GAAP adjustments:
Purchase accounting amortization (1)	165	176
Acquisition, integration and other costs (2)	158	100
Asset impairments (3)	14	—
Indirect Worldpay business support costs (4)	14	42
Adjusted EBITDA from continuing operations	$975	$900

Net earnings (loss) attributable to FIS from discontinued operations	$707	$44
Provision (benefit) for income taxes	(991)	11
Interest expense, net	(1)	(5)
Other, net	470	(24)

Operating income (loss)	185	26
Depreciation and amortization, excluding purchase accounting amortization	3	76
Non-GAAP adjustments:
Purchase accounting amortization (1)	—	372
Acquisition, integration and other costs (2)	13	27
Indirect Worldpay business support costs (4)	(14)	(42)
Adjusted EBITDA from discontinued operations	$187	$459
Adjusted EBITDA	$1,162	$1,359

See Notes to Exhibit H.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)
Exhibit H (continued)

	Three months ended March 31,
	2024	2023
Earnings (loss) attributable to FIS from continuing operations	$17	$96
Equity method investment (earnings) loss, net of tax	86	—
Earnings (loss) attributable to FIS from continuing operations, excluding equity method investment earnings (loss)	103	96
Non-GAAP adjustments from continuing operations:
Purchase accounting amortization (1)	165	176
Acquisition, integration and other costs (2)	158	110
Asset impairments (3)	14	—
Indirect Worldpay business support costs (4)	14	42
Non-operating (income) expense (5)	154	36
Non-GAAP tax (provision) benefit (6)	(65)	(34)
Total non-GAAP adjustments from continuing operations	440	330
Adjusted net earnings attributable to FIS from continuing operations, excluding equity method investment earnings (loss)	543	426
Equity method investment earnings (loss), net of tax (7)	(86)	—
Non-GAAP adjustments on equity method investment earnings (loss), net of related (provision) benefit for income taxes (7) (8)	178	—
Adjusted equity method investment earnings (loss) (7)	92	—
Adjusted net earnings attributable to FIS from continuing operations	$635	$426

Earnings (loss) attributable to FIS from discontinued operations, net of tax	$707	$44
Non-GAAP adjustments from discontinued operations:
Purchase accounting amortization (1)	—	372
Acquisition, integration and other costs (2)	13	36
Indirect Worldpay business support costs (4)	(14)	(42)
Amortization on long-lived assets held for sale (9)	(30)	—
Non-operating (income) expense (5)	6	(25)
Loss on sale of disposal group (10)	466	—
Non-GAAP tax (provision) benefit (6)	(1,015)	(44)
Total non-GAAP adjustments from discontinued operations	(574)	297
Adjusted net earnings attributable to FIS from discontinued operations	$133	$341
Adjusted net earnings attributable to FIS common stockholders	$768	$767

See Notes to Exhibit H.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)
Exhibit H (continued)

	Three months ended March 31,
	2024	2023
Earnings (loss) attributable to FIS from continuing operations	$0.03	$0.16
Equity method investment (earnings) loss, net of tax	0.15	—
Earnings (loss) attributable to FIS from continuing operations, excluding equity method investment earnings (loss)	0.18	0.16
Non-GAAP adjustments from continuing operations:
Purchase accounting amortization (1)	0.29	0.30
Acquisition, integration and other costs (2)	0.27	0.19
Asset impairments (3)	0.02	—
Indirect Worldpay business support costs (4)	0.02	0.07
Non-operating (income) expense (5)	0.27	0.06
Non-GAAP tax (provision) benefit (6)	(0.11)	(0.06)
Total non-GAAP adjustments from continuing operations	0.76	0.56
Adjusted net earnings attributable to FIS from continuing operations, excluding equity method investment earnings (loss)	0.94	0.72
Equity method investment earnings (loss) (7)	(0.15)	—
Non-GAAP adjustments on Equity method investment earnings (loss), net of related (provision) benefit for income taxes (7) (8)	0.31	$—
Adjusted equity method investment earnings (loss) (7)	0.16	—
Adjusted net earnings attributable to FIS from continuing operations	$1.10	$0.72

Earnings (loss) attributable to FIS from discontinued operations, net of tax	$1.22	$0.07
Non-GAAP adjustments from discontinued operations:
Purchase accounting amortization (1)	—	0.63
Acquisition, integration and other costs (2)	0.02	0.06
Indirect Worldpay business support costs (4)	(0.02)	(0.07)
Amortization on long-lived assets held for sale (9)	(0.05)	—
Non-operating (income) expense (5)	0.01	(0.04)
Loss on sale of disposal group (10)	0.81	—
Non-GAAP tax (provision) benefit (6)	(1.76)	(0.07)
Total non-GAAP adjustments from discontinued operations	(0.99)	0.51
Adjusted net earnings attributable to FIS from discontinued operations	$0.23	$0.58
Adjusted net earnings attributable to FIS common stockholders	$1.33	$1.29
Weighted average shares outstanding-diluted	578	593

Amounts in table may not sum or calculate due to rounding.
See Notes to Exhibit H.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)
Exhibit H (continued)

Notes to Unaudited - Supplemental GAAP to Non-GAAP Reconciliations for the three months ended March 31, 2024 and 2023.

(1)This item represents purchase price amortization expense on all intangible assets acquired through various Company acquisitions, including customer relationships, contract value, technology assets, trademarks and trade names. The Company has excluded the impact of purchase price amortization expense as such amounts can be significantly impacted by the timing and/or size of acquisitions. Although the Company excludes these amounts from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of assets that relate to past acquisitions will recur in future periods until such assets have been fully amortized. Any future acquisitions may result in the amortization of future assets.

(2)This item represents costs comprised of the following:

	Three months ended
	March 31,
	2024	2023
Continuing operations:
Acquisition and integration	$24	$6
Enterprise transformation, including Future Forward and platform modernization	73	71
Severance and other termination expenses	18	23
Separation of the Worldpay Merchant Solutions business	30	—
Incremental stock compensation directly attributable to specific programs	11	—
Other, including divestiture-related expenses and enterprise cost control and other initiatives	2	—
Subtotal	158	100
Accelerated amortization (a)	—	10
Total from continuing operations	$158	$110

Discontinued operations:
Acquisition and integration	$—	$3
Enterprise transformation, including Future Forward and platform modernization	1	5
Severance and other termination expenses	1	5
Separation of the Worldpay Merchant Solutions business	8	11
Incremental stock compensation directly attributable to specific programs	—	—
Other, including divestiture-related expenses and enterprise cost control and other initiatives	3	3
Subtotal	13	27
Accelerated amortization (a)	—	9
Total from discontinued operations	$13	$36
Total consolidated	$171	$146
Amounts in table may not sum due to rounding.

(a)For purposes of calculating Adjusted net earnings, this item includes incremental amortization expense associated with shortened estimated useful lives and accelerated amortization methods for certain software and deferred contract cost assets driven by the Company's platform modernization. The incremental amortization expenses are included in the Depreciation and amortization, excluding purchase accounting amortization line item within the Adjusted EBITDA reconciliation.

(3)For the three months ended March 31, 2024, this item includes impairments primarily related to the termination of certain internally developed software projects.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)
(4)This item represents costs that were incurred in support of the Worldpay Merchant Solutions business prior to the separation but are not directly attributable to it and thus were not recorded in discontinued operations. The Company expects that it will be reimbursed for these expenses as part of Transition Services Agreements with the purchaser or eliminate them post separation; therefore, the expenses have been adjusted out of continuing operations and added to discontinued operations.

(5)Non-operating (income) expense primarily consists of other income and expense items outside of the Company's operating activities, including fair value adjustments on certain non-operating assets and liabilities and foreign currency transaction remeasurement gains and losses. For the three months ended March 31, 2024, this item also includes loss on extinguishment of debt of approximately $174 million relating to tender discounts and fees; the write-off of unamortized bond discounts, debt issuance costs and fair value basis adjustments; and gains on related derivative instruments.

(6)This adjustment is based on a normalized adjusted earnings tax rate of 14.5% and 14.0% for the periods ended March 31, 2024 and 2023, respectively. For the three months ended March 31, 2024, the Company recorded a tax benefit of $991 million in its earnings from discontinued operations primarily from the write-off of U.S. deferred tax liabilities that were not transferred in the Worldpay Sale, net of the estimated current U.S. tax cost that the Company expects to incur as a result of the Worldpay Sale. This adjustment includes the removal of the impact of the tax benefit of these items from our earnings for this period.

(7)FIS completed the separation of Worldpay on January 31, 2024, retaining a non-controlling 45% ownership interest that is recorded under the equity method of accounting. FIS' share of Worldpay's results for the first quarter of 2024 under the equity method of accounting reflects activity for the two-month period beginning on February 1, 2024.

(8)This item represents FIS' proportionate share of Worldpay's non-GAAP adjustments on its earnings (loss) consistent with FIS' non-GAAP measures and is comprised of the following:

Two months ended March 31, 2024
FIS' share of Worldpay's purchase accounting amortization	$135
FIS' share of Worldpay's acquisition, integration and other costs (a)	85
FIS' share of Worldpay's non-operating (income) expense	(8)
Non-GAAP tax (provision) benefit	(34)
Non-GAAP adjustments on Equity method investment earnings (loss), net of related (provision) benefit for income taxes	$178
Amounts in table may not sum due to rounding.

(a)    Worldpay acquisition, integration, and other costs for the two months ended March 31, 2024, consist primarily of transaction costs related to the separation from FIS.

(9)The Company stopped recording depreciation and amortization on the long-lived assets classified as held for sale beginning July 5, 2023. The amount of depreciation and amortization that would have been recorded in discontinued operations had these assets not been classified as held for sale has been deducted from adjusted net earnings for comparability purposes.

(10)We closed the sale of Worldpay on January 31, 2024. Loss on sale of disposal group of $466 million reflects the impact of the excess of the carrying value of the disposal group to the estimated fair value less estimated cost to sell.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL FINANCIAL INFORMATION — UNAUDITED
(In millions)

Exhibit I

The Company completed the Worldpay Sale on January 31, 2024. The results of the Worldpay Merchant Solutions business prior to the completion of the Worldpay Sale have been presented as discontinued operations. The following table represents a reconciliation of the major components of Earnings (loss) from discontinued operations, net of tax, presented in the consolidated statements of earnings (loss), reflecting activity through January 31, 2024 (the date the Worldpay Sale closed) (in millions). The Company's presentation of earnings (loss) from discontinued operations excludes general corporate overhead costs that were historically allocated to the Worldpay Merchant Solutions business. Additionally, beginning on July 5, 2023, the Company stopped amortization of long-lived assets held for sale in accordance with ASC 360.

	One month	Three months
	ended	ended
	January 31, 2024	March 31, 2023
Major components of earnings (loss) from discontinued operations before income taxes:
Revenue	$403	$1,113
Cost of revenue	(63)	(600)
Selling, general, and administrative expenses	(155)	(487)
Interest income (expense), net	1	5
Other, net	(4)	24
Earnings (loss) from discontinued operations related to major components of pretax earnings (loss)	182	55
Loss on sale of disposal group (1)	(466)	—
Earnings (loss) from discontinued operations	(284)	55
Provision (benefit) for income taxes (2)	(991)	11
Earnings (loss) from discontinued operations, net of tax attributable to FIS	$707	$44

(1)    Loss on sale of disposal group of $466 million reflects the impact of the excess of the carrying value of the disposal group over the estimated fair value less cost to sell.

(2)    The Company recorded a tax benefit of $991 million primarily from the write-off of U.S. deferred tax liabilities that were not transferred in the Worldpay Sale, net of the estimated current U.S. tax cost that the Company expects to incur as a result of the Worldpay Sale and which was recorded based on available data and management determinations as of March 31, 2024. Post-closing selling price adjustments and completion of other purchase agreement provisions in connection with the Worldpay Sale could result in further adjustments to the loss on sale amount and the estimated tax impact.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL FINANCIAL INFORMATION OF WORLDPAY HOLDCO, LLC — UNAUDITED
(In millions)
Exhibit J

Summary Worldpay Holdco, LLC financial information is as follows:

Two months ended March 31, 2024 (1)
Revenue	$832
Gross profit	$385
Earnings (loss) before income taxes	$(230)
Net earnings (loss) attributable to Worldpay Holdco, LLC	$(243)
FIS share of net earnings (loss) attributable to Worldpay Holdco, LLC, net of tax (2)	$(86)

The following is a GAAP to Non-GAAP reconciliation of Adjusted EBITDA for Worldpay Holdco LLC.

Two months ended March 31, 2024 (1)
Net earnings (loss) attributable to Worldpay Holdco, LLC	$(243)
Provision (benefit) for income taxes	12
Interest expense, net	116
Other, net	(17)

Operating income (loss)	(132)
Depreciation and amortization, excluding purchase accounting amortization	10
Non-GAAP adjustments:
Purchase accounting amortization	300
Transition, acquisition, integration and other costs (3)	188
Adjusted EBITDA	$366

(1)FIS completed the separation of Worldpay on January 31, 2024. Accordingly, Worldpay's results for the first quarter of 2024 reflect activity for the two-month period beginning on February 1, 2024.

(2)Amount includes our share of the net income attributable to Worldpay and our investor-level tax benefit of $23 million and is reported as Equity method investment earnings (loss), net of tax on our consolidated statement of earnings.

(3)This item represents primarily transaction costs associated with the separation of Worldpay from FIS.